Exhibit 10.g

Guyana

   County of Demerara

                               CONTRACT OF SERVICE

      BY THIS AGREEMENT made at Georgetown, Demerara, Republic of Guyana, this 1st day of August, 2004, BETWEEN:-

NORTH AMERICAN RESOURCES INCORPORATED LIMITED of 88 C&D Barrack Street, Kingston, Georgetown, aforesaid (the company)

And

SHEIKH S. HASSAN of 17 Courida Park (East) East Coast Demerara, aforesaid (the
CEO).

      NOW THIS AGREEMENT WITNESSETH AS FOLLOWS:-

                                   Engagement

      1. The company hereby engages the services of the CEO and the CEO accepts employment as the Chief Executive Officer of the company for the duration and on the terms hereinafter reserved.

                                    Duration

      2. This Agreement shall be for a duration of 1 (one) year from the date hereof to the 31st day of July, 2005, subject to termination as hereinafter provided.

                                  Hours of work

      3. The CEO's normal hours of work shall be from 9:00 a.m. to 4:30 p.m. each weekday (Monday to Friday). However, the CEO shall work such further or additional hours as are reasonably required to achieve the objects of the company. He shall not be paid overtime for such further or additional work. The CEO will spend the majority of his time working on NARIL and related Companies business activities.

                                  Remuneration

      4.    The CEO's remuneration shall be as follows:-

            4.1 Compensation of $7,500USD (seven thousand, five hundred Dollars United States Currency) per month payable in arrears on the last working day of each month.

            4.2 Signing Bonus of 100,000 (one hundred thousand) restricted shares in South American Minerals Inc. of 76 Beaver Street, New York City, 10005, United States of America, to be issued to the CEO forthwith upon the execution hereof.

            4.3 Annual Bonus of 100,000 (one hundred thousand) restricted shares in South American Minerals Inc. of 76 Beaver Street, New York City, 10005, United States of America, to be issued to the CEO forthwith upon the anniversary of the execution hereof.

      5. The company shall pay all reasonable living expenses of the CEO including:-

            5.1 Rental or Accommodation for the CEO at his present residence, or at such other residence as he shall occupy within Guyana from time to time.

            5.2 Electricity, water, food supplies, telephonic and satellite television services enjoyed by the CEO at his residence.

            5.3 Salary for domestic maid, and security guard at the CEO's residence.

            5.4   Electronic security for the CEO's residence.

      6. The company shall pay all personal reasonable business related medical expenses of the CEO during the subsistence of this Agreement. These shall include a complete annual medical check-up (together with all or any post-check medical treatment which may be prescribed consequent upon the check) at such medical facility within or outside of North America as the CEO shall see fit.

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      7.    The company shall pay all expenses of all business travel done by the CEO for the company.

                                    Vacation

      8. The CEO shall be entitled to take vacations outside of Guyana provided in his opinion it does not affects the smooth operation of the Company's business. The Company shall pay the airfare for the CEO's vacation.

                                   Termination

      9. After the first year of this Agreement, should there be a material breach of this Agreement, either party shall be at liberty to terminate this Agreement immediately by issuing the other with notice in writing of such termination. The parties hereby agree that unless a material breach actually exists, any purported termination shall be null, void and invalid.

                             CEO's responsibilities

      10. The CEO shall have the sole right to decide how the company's day to day business in Guyana shall be carried on including but not limited to:-

            10.1  The carrying on of mining operations;

            10.2 the employment and dismissal of personnel and the terms of their employment;

            10.3 dealing with the State of Guyana and its regulatory bodies and functionaries as they relate to the company and its operations;

            10.4  the payment of receivables due in Guyana;

            10.5 pledging the company's credit up to a limit agreed between the CEO and the company's directors; and

            10.6 the issuing of instructions to the company's bankers, accountants and/or attorneys-at-law.

            However, the CEO shall be subject to the direction of the Board of Directors on matters of company policy including but not limited to:-

            10.7  The opening and closure of mines;

            10.8  the conclusion of mining agreements with third parties; and

            10.9 pledging the company's credit over and above an amount agreed between the CEO and the company's directors.

            10.10 The purchase of equipment costing in the excess of US$25,000
                  (twenty five thousand United States Dollars) per unit.

                                     Notice

      11. Any notice required to be issued to either party by the other under this Agreement shall be in writing and shall be deemed duly delivered if either delivered personally or sent by registered post, facsimile transmission, and/or electronic mail to the party which is to receive it at the hereinbelow stated address or such other address as that party shall specify in writing from time to time:-

       The Company:                     The CEO:
       88 C&D Barrack Street,           17 Courida Park (East),
       Kingston,                        East Coast Demerara.
       Georgetown.                      Fax: 225-0997
       Fax: 225-0997                    e-mail:
       e-mail:                          deanhassan@excite.com
       naril@networksgy.com

       c.c. 76 Beaver Street
            New York, New York
            10005,
            Fax No. 212 344 4537

      IN WITNESS WHEREOF the parties hereto have hereunder set their hands on the date first above written in the presence of the subscribing witnesses hereto.

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The Company.                            The CEO.

As Witness:                             As Witness:
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